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                                                                   EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (the "Agreement") is made and entered into this 23rd day of August, 1999 by and among Digital Commerce Corporation, a Delaware corporation (the "Purchaser"), and Datamatix, Inc., a Delaware corporation ("Seller") and is effective with immediately after the close of Seller's business on August 20, 1999.

                                    Recitals

         Seller desires to sell, transfer and assign to the Purchaser, and the Purchaser desires to purchase from Seller, substantially all of the assets, properties and business of Seller on the terms and conditions hereinafter set forth.

                                    Covenants

         In consideration of the mutual representations, warranties and covenants and subject to the conditions herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                           Purchase and Sale of Assets

         Section 1.1. Purchase of Assets of Seller. Seller hereby sells, conveys, transfers, assigns and delivers to the Purchaser, free and clear of all liens, mortgages, pledges, encumbrances and charges of every kind (except as may be set forth on Schedule 3.14), on the terms and subject to the conditions set forth in this Agreement, the properties, business and assets of Seller as follows (collectively the "Purchased Assets"):

         (a) all computer equipment, machinery, equipment, tools, supplies, leasehold improvements, construction in progress, furniture and fixtures, and other fixed assets owned by Seller identified in Schedule1.1 (a) hereto (the "Purchased Fixed Assets");

         (b) all receivables of Seller, including without limitation all receivables identified on Schedule 1.1(b) hereof, all trade accounts receivable arising from sales of inventory in the ordinary course of business, notes receivable, insurance proceeds receivable, tax refunds receivable (whether currently receivable or receivable in the future as a result of the transactions contemplated hereby), and any funds loaned or advanced to any officer, director, employee or consultant of the Seller (the "Purchased Receivables");

         (c) all of the interest of and the rights and benefits accruing to Seller as lessee under all leases or rental agreements covering machinery, equipment, tools, supplies, furniture and fixtures, and other fixed assets (the "Purchased Leasehold Rights");

         (d) except as may be set forth on Schedule 1.2, all of the rights and benefits accruing to Seller under all sales orders, sales contracts, license agreements, supply contracts, purchase orders


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and purchase commitments made by Seller in the ordinary course of business, the uncollected portions of all settlements of rights or claims, and all choses in action, causes of action and other rights of Seller (the "Purchased Contract and Other Rights");

         (e) all operating data and records of Seller, including without limitation customer lists, financial records, credit records, correspondence, budgets and other similar documents and records (the "Purchased Records");

         (f) all of the proprietary rights of Seller, including without limitation all domestic and foreign trademarks, trademark applications, service marks, service mark applications, trade names, patents, patent rights, patent applications, copyrights, and all applications for such which are in the process of being prepared, owned by or registered in the name of Seller, licenses for any of the foregoing, trade secrets, technology, know-how, other databases, formulae, designs and drawings, computer software, slogans, copyrights, processes, operating rights, other licenses and permits, and other similar intangible property and rights relating to the products or business of Seller, whether or not registered or licensed with federal, state, or international bodies (the "Purchased Proprietary Rights");

         (g) the prepaid and deferred items of Seller identified on Schedule 1.1(g) hereto (the "Purchased Prepaid Items");

         (h) all of Seller's right, title and interest in and to its corporate and trade names and all of the other goodwill of Seller (the "Purchased Goodwill");

         (i) the October 20, 1997 Agreement of Lease between ChuRoad Associates, LP as Landlord and Datamatix as Tenant (the "Lease"); and

         (j) Seller's license to certain intellectual property as set forth in that certain Settlement Agreement dated June 15, 1999 by and between Andrew Lupo, Martin Koller, Ronald Burkholder, Datatron, Inc. and the Seller.

         Section 1.2. Excluded Assets. Anything to the contrary in Section 1.1 notwithstanding, the Purchased Assets shall exclude the following assets of
Seller: (i) Seller's other rights under this Agreement; (ii) any employee benefit plans defined in Section 3.23; (iii) all minutes and other records of the proceedings of the Seller's Board of Directors, all records pertaining to the ownership interests in Seller, and any other record relating to the organization of Seller or the amendment of any of Seller's organizational documents; (iv) all bank accounts; and (v) the items described on Schedule 1.2 hereto.

                                   ARTICLE II
                                 PURCHASE PRICE

         Section 2.1. Purchase Price. As consideration for the Purchased Assets of Seller and subject to the terms, conditions and limitations set forth in this Agreement, concurrent with the


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execution of this Agreement (the "Closing"), the Purchaser has delivered to an escrow agent, pursuant to the provisions of the Stock Pledge Agreement executed concurrently herewith, 329,632 shares of the common stock, $0.01 par value per share, of the Purchaser (collectively the "Shares").

         Section 2.2. Assumed Liabilities. The Purchaser hereby assumes and agrees to perform when lawfully due all obligations of Seller relating to the period from and after the date of this Agreement pursuant to any agreements included within the Purchased Assets (collectively, the "Assumed Liabilities"). In addition, the Purchaser assumes and agrees to pay when lawfully due, those specific expenses of Seller which are described in Schedule 2.2 hereto.

         Section 2.3. Excluded Liabilities. Except as specifically provided in
Section 2.2 hereof, the Purchaser shall not be responsible for the payment of any liabilities of Seller, including, but not limited to, the following liabilities, contracts, commitments and other obligations of Seller (the "Excluded Liabilities"):

         (a) Seller's obligations and any liabilities arising under this Agreement;

         (b) any obligations of Seller for federal, state, local or foreign income tax liability, payroll, property and sales taxes (including interest and penalties) arising from the operations of Seller up to the date hereof or arising out of the sale by Seller of the Purchased Assets pursuant hereto;

         (c) any obligations of Seller for any transfer, sales or other taxes, fees or levies (including motor vehicle sales taxes) imposed by any state or other governmental entity on or arising out of the sale of the Purchased Assets pursuant hereto;

         (d) any obligation of Seller for expenses incurred in connection with the sale of the Purchased Assets pursuant hereto, including without limitation the fees and expenses of its counsel, independent auditors and financial advisors;

         (e) any liability, contract, commitment or other obligation of Seller, known or unknown, fixed or contingent, the existence of which constitutes or will constitute a breach of any representation or warranty of Seller contained in or made pursuant to Article III of this Agreement;

         (f) any liability of Seller for any breach of contract, breach of warranty, malfeasance or misfeasance, act of negligence or intentional act by Seller or any of its employees or any violation of any statute regulation or other administrative rule of any governmental entity;

         (g) any liability of Seller for any damages arising out of any cause of action or claim against Seller arising out of any act or failure to act of Seller which occurs prior to the date hereof, including without limitation, any liability of Seller arising out of Lupo, et al. v. Datamatix. Inc., et Anticipation of Litigation., No. 97-5429, U.S. Dist. Ct., E.D. Pa. ("Lupo");


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         (h) any liability of Seller arising out of the design, development, or sale of any software or service sold by Seller prior to the date hereof, including without limitation, any liability of Seller arising out of any intellectual property rights of Seller which were the subject of Lupo;

         (i) any liability of Seller arising under any pension, profit sharing, 401(k) plan or other employee benefit plan whether arising before or after the date of this Agreement;

         (j) any liability of Seller for any rent due for occupancy by Seller prior to the date of this Agreement on any real estate leased by Seller;

         (k) any liability associated with grants issued, supervised, or controlled by the Commonwealth of Pennsylvania, Department of Community and Economic Development; and

         (l) any other liability of Seller not expressly assumed hereunder.

         Section 2.4 . Allocation of the Purchase Price among the Purchased Assets. The Purchase price for the Purchased Assets shall be allocated among each item or class of the Purchased Assets as specifically set forth in or determined pursuant to Schedule 2.4. Seller and the Purchaser agree that they will prepare and file their federal and any state or local income tax returns based on such allocation of the Purchase Price of the Purchased Assets, and that they will prepare and file any notices or other filings (including but not limited to IRS Form 8594) required pursuant to Section 1060 of the Internal Revenue Code of 1986, and that any such notices or filings will be prepared based on such allocation of the purchase price for the Purchased Assets.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         In order to induce the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereunder, Seller represents and warrants as follows:

         Section 3.1. Organization.

         (a) Seller is a corporation organized under the laws of the state of Delaware. A true and correct copy of the Articles of Incorporation and Bylaws, as amended and in full force and effect as of the date hereof (the "Organizational Documents"), have been delivered to the Purchaser. Seller is duly licensed and qualified to do business as a foreign corporation and is in good standing in each of the jurisdictions listed on Schedule 3.1 hereto, such jurisdictions being the only jurisdictions in which the nature of the business transacted by it or the character of the properties owned or leased by it require such licensing or qualification.

         (b) Seller has all requisite power and authority and holds all material licenses, permits and other required authorizations from governmental authorities necessary to own its properties and assets and to conduct its business as it is now being conducted.


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         (c) Except as provided in this Agreement, Seller has not has not sold, or agreed to sell, any of its assets to any person or entity other than in the ordinary course of business.

         Section 3.2. Authorization, Validity and Enforceability of this Agreement.

         (a) Seller has full legal power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and all other agreements contemplated hereby and the consummation of the transactions contemplated hereby have been authorized by all necessary corporate action of Seller, and will not violate any provision of law (except for violations that could not reasonably be expected, individually or in the aggregate to have a material adverse effect), any order of any court or other agency of government, the Articles of Incorporation or Bylaws of Seller or any instrument or other restriction to which Seller is a party or by which it is bound.

         (b) This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid, and binding obligation of Seller, enforceable against it in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium or similar laws from time to time in effect that affect creditors' rights generally and by legal and equitable limitations on the availability of specific remedies.

         Section 3.3. Governmental Consents, Etc. Except as may be necessary to transfer certain contracts of Seller, no consent, approval or authorization of, or declaration, registration or filing with any person, entity or governmental authority on the part of Seller is required for the valid execution, delivery and performance of this Agreement or the valid consummation of the transactions contemplated hereby.

         Section 3.4. Financial Statements. The audited financial statements of Seller for the year ending December 31, 1996, and the unaudited financial statements for years ending December 31, 1997, December 31, 1998 and the six and one-half month period ended July 15, 1999, together with notes thereto (the "Financial Statements"), copies of which are included herewith as Schedule 3.4, are accurate, true, and complete, have been prepared in accordance with generally accepted accounting principles consistently applied, and fairly present, in all material respects, the financial position of the Company, the results of operations and cash flows for the years ended December 31, 1996, 1997 and 1998 and the six and one-half month period ended July 15, 1999, respectively.

         Section 3.5. No Adverse Changes. Since July 15, 1999, (i) there have been no changes in the condition or prospects (financial or otherwise except as may relate to economic conditions generally) of Seller that, in the aggregate, would materially adversely affect the organization, business, properties, operations, financial condition, business prospects or operating results of Seller, (ii) none of the business, prospects, financial condition, operations, property or affairs of Seller has been materially adversely affected by an occurrence or development, individually or in the aggregate, whether or not insured against and (iii) there is not, to the best of Seller's knowledge, any threatened or prospective event or condition of any character whatsoever which could materially and adversely affect the Purchased Assets or the business, financial condition or results of operations of Seller.


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         Section 3.6 . No Defaults. Except as set forth in Schedule 3.6, Seller is not in default in the performance or observance of any material obligations, agreement, covenant, or condition contained in its Articles of Incorporation or Bylaws or in any material contract, indenture, mortgage, loan agreement, lease, note or other instrument to which it is a party or by which it may be bound. The execution and delivery of this Agreement will not violate any provision of law and will not conflict with, or result in a breach of any of the terms of, or constitute a default under, Seller's Organizational Documents, or any agreement, instrument, or other restriction to which Seller is a party or by which it is bound.

         Section 3.7. Material Transactions. Except as disclosed on the Financial Statements or in Schedule 3.7 hereto, Seller has not:

         (a) borrowed any funds or incurred or become subject to any obligations or liabilities (absolute or contingent), except as incurred in the ordinary course of business;

         (b) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the Financial Statements and obligations referred to in
(a) above;

         (c) declared or made any distribution to its stockholders of or purchased or redeemed any shares of its common stock or other securities;

         (d) paid any bonus or increased the rate of compensation of any of its employees;

         (e) sold or transferred or agreed to sell or transfer any of its assets other than in the ordinary course of business;

         (f) made or obligated itself to make any capital expenditures;

         (g) incurred any material obligations or liabilities (including any indebtedness) or entered into any material transaction, except for this Agreement and the transactions contemplated hereby;

         (h) suffered any theft, damage, destruction or casualty loss;

         (i) entered into any agreements or arrangements for the purchase of, or granting any preferential rights to purchase, any of the equity interests in or assets, properties, or rights of Seller (including management and control thereof), or requiring the consent of any party to a transfer or assignment of such assets, properties or rights (or change in the management or control thereof), or providing for the merger or consolidation of Seller into or with another corporation or entity or the purchase of a majority of the ownership interests in Seller;

         (j) suffered any material losses, waived any rights of substantial or material value or canceled any debts or claims;


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         (k) except in the ordinary course of business, made or permitted any amendment or termination of any material contract, agreement, or license to which it is a party;

         (l) changed any accounting method or practice, including, without limitation, any change in depreciation or amortization policies or rates;

         (m) made any loan to any person or entity, including but not limited to any officer, director, employee, or owner of an equity interest in Seller;

         (n) entered into any transaction other than in the ordinary course of business; or

         (o) entered into an agreement to do any of the things described in clauses (a) through (n) above.

         Section 3.8. Material Agreements. Except as disclosed in Schedule 3.8 hereto, Seller is not a party to any written or oral:

         (a) contract for employment that may not be terminated on not more than 30 days notice without liability to Seller;

         (b) pension or profit sharing plan, retirement plan, bonus plan, stock purchase or stock option plan, or any similar plan, formal or informal, whether covering one or more employees or former employees;

         (c) contract involving payment by or to Seller of more than $10,000 or the performance of which may extend more than 90 days from the date hereof; or

         (d) other material contract, agreement, or understanding, whether formal or informal.

All material contracts, agreements and understandings are set forth in Schedule
3.8 and are in full force and effect, and Seller has not received any notice of default, nor is Seller in default, nor does any condition now exist which, with notice or the lapse of time or both, would render Seller, or, to Seller's knowledge, any other party in default under any contract, understanding, or agreement to which Seller may be a party. There are no disputes or proceedings relating to any such contract, understanding or agreement or to exercise or not exercise any option or rights under such contract, understanding, or agreement.

         Section 3.9. Status of Transferred Contracts. All Transferred
Contracts (as defined in Section 6.2) are and will be at the time of the Closing fully compliant with all the terms of such contracts. Seller is in good standing with the customer with respect to each of the Transferred Contracts, to the knowledge of the Company, and there are no outstanding complaints or claims by any customer for failure to perform any service to be provided pursuant to such Transferred Contracts.


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         Section 3.10. No Litigation. Except as set forth in Schedule 3.10, there is no action or proceeding at law or in equity pending or, to the knowledge of Seller, threatened against or affecting Seller, at law or in equity, before any federal, state, local or foreign court or governmental department, commission, board, bureau, agency or instrumentality, and there is no such proceeding pending or, to the knowledge Seller, threatened, in arbitration or before any administrative agency and, to the knowledge of Seller, there are no facts, events or occurrences by reason of which any such action or proceeding may be brought. There is no judgment, consent, decree, injunction, rule, or other judicial or administrative order outstanding against Seller.

         Section 3.11. Certain Transactions. Seller is not indebted, except as provided in Schedule 3.11, directly or indirectly, to any of its officers or directors or to their respective spouses or children, in any amount whatsoever and none of Seller's officers or directors or any members of their immediate families are indebted to Seller or have any direct or indirect ownership interest in any firm or corporation with which Seller is affiliated or with which Seller has a business relationship, or any firm or corporation that competes with Seller. Seller is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

         Section 3.12. Liabilities. All liabilities of Seller as of the date hereof are set forth in the July 15, 1999 Financial Statements or on Schedule 3.12.

         Section 3.13. Taxes. Except as provided in Schedule 3.13:

         (a) Seller has filed all federal, state, county and local tax returns that are required to be filed by it, and such returns are true and correct, and all taxes shown thereon to be due have been timely paid with exceptions not material to Seller. The Federal income tax returns of Seller have not been examined by the Internal Revenue Service or any state or local taxing authorities, and no controversy with respect to taxes of any type is pending or, to the knowledge of Seller, threatened.

         (b) All taxes and other assessments and levies which Seller is required by law to withhold or to collect, including any applicable sales taxes and employee withholding, have been duly withheld and collected, and have been paid over to the proper governmental entity or are being held by Seller for such payment.

         Section 3.14. Property and Assets.

         (a) Except as set forth on Schedule 3.14, Seller has good and marketable title to all of the Purchased Assets (other than the Purchased Leasehold Premises and the Purchased Leasehold Rights), free and clear of all liens, mortgages, pledges, encumbrances or charges of every kind, nature, and description whatsoever.

         (b) All of the Purchased Fixed Assets currently in use are in good operating condition, normal wear and tear excepted.


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         (c) All licenses held by Seller are current and enforceable, and, upon assignment to the Purchaser, will convey to the Purchaser all the rights set forth therein.

         Section 3.15. Leases. Seller enjoys peaceful and undisturbed possession under all material leases under which it is operating as lessee and all such leases are valid and subsisting and in full force and effect. Other than as disclosed on Schedule 3.15 hereto, no consent of any lessor is required under any such lease in order to keep such lease in full force and effect after the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         Section 3.16. Receivables. Schedule 1.1(b) hereto contains a complete list of all receivables of Seller as of the date hereof, including accounts receivable, notes receivable, insurance proceeds receivable, and taxes receivable. All of the receivables either listed on Schedule 1.1(b) or set forth or reflected in the July 15, 1999 Financial Statements were, as of the dates as of which the information is given valid accounts receivable. Except as set forth on Schedule 1.1(b), the Seller is not aware of any reason or circumstance relating to such accounts receivable which would prevent the Purchaser from collecting the full amount of the Purchased Receivables within 90 days after the date hereof.

         Section 3.17. Compliance with Laws. Seller has complied in all material respects with all material federal, state, and local laws and regulations applicable to its business, and the present uses by Seller of its properties and the conduct by Seller of its business does not in any material respect violate any such laws or regulations.

         Section 3.18. Insurance. Seller currently maintains, with respect to its properties and business, and with financially sound and reputable insurers, the insurance that is set forth on Schedule 3.18 hereto.

         Section 3.19. Intellectual Property.

         (a) The Purchased Proprietary Rights include all proprietary rights (i) necessary to conduct the business of the Seller as it is now conducted and is proposed to be conducted, (ii) the failure to possess which would have a material adverse effect on the business, financial condition or results of operations of Seller (including without limitation inventions, patents, trade secrets, technology, know-how, copyrights, trademarks, trade names, and any rights to any of the foregoing) and (iii) necessary to carry on Seller's business as now being conducted without conflict with valid proprietary rights of others. Schedule 3.19 contains a complete list of all of the Purchased Proprietary Rights.

         (b) Seller wrote all of the content contained on any world wide web site operated by Seller and either owns or possesses licenses to use, all copyrightable material, trademarks, service marks and other intellectual property contained on such web sites

         (c) Except as sets forth in Schedule 3.19, Seller has not received any notice of infringement or conflict with (and knows of no infringement with or conflict with or potential claim


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of infringement or conflict with) asserted rights of others with respect to any
Purchased Proprietary Rights. No product or process of Seller infringes or conflicts with any rights or copyright, trademark, or patent, or any discovery, invention, product or process that is the subject of an outstanding patent, patent application, trademark, trademark application, service mark, service mark application or copyright.

         (d) Seller has taken all adequate steps, and has in place and enforces appropriate policies and procedures, to protect the Purchased Proprietary Rights and all of its proprietary information. Seller has not disclosed any of its proprietary information to third parties without appropriate restrictions on use or disclosure thereof. As used herein, "proprietary information" means any information that Seller considers confidential or secret material information of Seller, including without limitation (whether verbal, written or embodied in any other medium): all confidential business and marketing data and information of Seller (including but not limited to customer lists, prospective customer lists, invoices, confidential selling and profit information, special pricing and cost information, finances, earnings, volume of business, outlets, methods, products or services under development, information relating to Seller's business contracts, marketing studies conducted by or for Seller, marketing strategies, any other secret or confidential matter relating or pertaining to the products, services, sales, or other business of Seller); all confidential technical data and information of Seller (including but not limited to systems, practices, plans, processes, procedures, drawings, databases, computer hardware, firmware, and software whether in the form of object codes, source codes or otherwise, inventions, improvements, manufacturing techniques or systems, formulas, development or experimental work, work in process, and research data used by Seller); all passwords, entry codes, access sequences, and the like; and all other items of trade secret, trade knowledge, and trade know-how of Seller.

         (e) Seller has taken adequate steps, and has in place and enforces appropriate policies and procedures to protect any confidential information disclosed to or obtained by Seller through confidential relationships with any third parties, including without limitation (whether verbal, written or embodied in any other medium): any Intellectual Property of a third party possessed by Seller pursuant to a license or other arrangement; confidential data or information submitted to Seller from time to time by a customer or a customer's client; any confidential data or information regarding the business of a customer or a customer's client learned in the course of providing services and/or products to such customer or its client; and the identity of any third party in a confidential relationship with Seller as the source of such data or information.

         (f) To Seller's knowledge, no person employed by or affiliated with Seller has violated any confidential relationship which such person may have had with any third party in connection with the development, manufacture or sale of any product or proposed product or the development or sale of any service or proposed service of Seller.

         Section 3.20. Sensitive Payments. Neither Seller nor anyone acting on behalf of Seller, has made or received any "sensitive" payments. "Sensitive" payments means, whether legal or illegal, (a) payments to or from government officials or employees, (b) commercial bribes or kickbacks, (c) amounts paid with an understanding that rebates or refunds will be made in contravention of the


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laws of any jurisdiction, either directly or through a third party, (d)
political contributions, and (e) payments or commitments (whether made in the form of commissions, payments of fees for goods or services received, or otherwise) made with the understanding or under circumstances that would indicate that all or part thereof is to be paid by the recipient to government officials or employees or as a commercial bribe, influence payment or kick-back, provided, however, that "sensitive" payments shall not include contributions to political campaigns or organizations that are permissible under federal and state election laws.

         Section 3.21. Books and Records. All of Seller's operating data and records, including without limitation customer lists and financial, accounting and credit records (the "Company Records"), are accurate and complete in all material respects and there are no material matters as to which appropriate entries have not been made in the Company Records.

         Section 3.22. Environmental Matters.

         (a) To the knowledge of Seller, neither the real property or the buildings, improvements, fixtures or equipment, forming a part of the real property operated by Seller (the "Facilities"), is in violation of or the subject of any investigations or inquiry or enforcement action by any governmental authority for the recovery of environmental response costs or for compliance with remedial obligations under any applicable law pertaining to "Hazardous Substances" as the term is defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1990, as amended, as codified at 42 U.S.C. Section 9601 et seq. ("CERCLA"), the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. ("RCRA"); any applicable state or local governmental statutes, ordinances or regulations (referred to hereafter collectively as "Environmental Laws").

         (b) Seller has not transported, stored, treated or disposed of, nor has it allowed or arranged for any third parties to transport, store, treat or dispose of Hazardous Substances. Seller does not use and has not used any Underground Storage Tanks. For the purposes of this Section 3.22(b), "Underground Storage Tanks" shall have the meaning given it in RCRA.

         Section 3.23. Labor Relations.

         (a) A true and correct list of all of the employees of Seller is attached hereto as Schedule 3.23. Seller is not a party to any contract with any labor union.

         (b) Seller has not, within the past 24 months, committed any act which is discriminatory under Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act of 1990, or the Pennsylvania Human Rights Act, as amended, and there is not now pending or, to the best of Seller's knowledge, threatened any charge or complaint against Seller by or with the Equal Employment Opportunity Commission or any state agency with respect to any alleged discriminatory act.


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         (c) Seller is in compliance with all federal and state laws and regulations governing the compensation of employees.

         Section 3.24. Employee Benefits.

         (a) Schedule 3.24 lists all of Seller's pension, profit sharing, retirement, bonus, incentive, supplemental unemployment benefit, severance, deferred compensation, health and welfare, stock purchase, and any other employee agreements, plans, programs, policies, and arrangements, whether written or unwritten, whether or not funded, and whether or not terminated, including, without limitation, all employee benefit plans, as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively, the "Employee Benefit Plans").

         (b) With respect to each Employee Benefit Plan, Seller has provided to the Purchaser a complete copy, if applicable, of the plan document, the most current summary plan description ("SPD"), the three most recently filed IRS Forms 5500 and any Financial Statements attached thereto, the most recent IRS determination letter, and copies of all nondiscrimination testing for the last three (3) years. Further, Seller has delivered a true and complete copy of all documents pertaining to employee agreements, programs, policies and arrangements.

         (c) Except with respect to any assumed liabilities that are specifically contemplated in Section 2.2 of this Agreement, the consummation of the transactions contemplated by this Agreement will not result in any obligation or liability of the Purchaser to any current or former employee of Seller (with respect to accrued benefits under any Employee Benefit Plan or otherwise). No amendment to, termination of, or withdrawal from, any active, inactive, or terminated Employee Benefit Plan at any time before or after the Closing Date by Seller has or will subject Seller, the Purchaser, or assets of Seller to any liability to any Employee Benefit Plan; to the Pension Benefit Guaranty Corporation ("PBGC"), the Department of Labor ("DOL"), the Internal Revenue Service ("IRS") or any other governmental entity; to any current or former employee of Seller; or to any other person or party.

         (d) With respect to each active, inactive, or terminated Employee Benefit Plan, all contributions (including all employer contributions and employee salary reduction contributions) and payments due from Seller as of the Closing Date have been made as of the Closing Date, and all benefits accrued under any unfunded Employee Benefit Plan have been paid, accrued, or otherwise adequately reserved on the Financial Statements. Seller does not have any current or projected liability in respect of pre-employment or post-retirement health or medical or life insurance benefits for retired or former employees of Seller.

         (e) No active, inactive, or terminated Employee Benefit Plan or assets of such Plans have been subject to any liability, contingent or otherwise, or the imposition of a lien. No action, suit, proceeding, hearing, investigation, audit or examination with respect to the administration or the investment of the assets of any active, inactive, or terminated Employee Benefit Plan is pending or threatened. Seller has no knowledge of any basis for any such action, suit, proceeding, hearing, investigation, audit or examination.

         (f) There is no contract, agreement, plan or arrangement covering any employee or former employee of Seller that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code as a result of this transaction.

         (g) With respect to any present or former employee of Seller, Seller has not at any time (i) contributed to (or been obligated to contribute to) any multi-employer plan (as defined in Section 4001 of ERISA) or (ii) been a party to any collective bargaining agreement, nor has Seller ever been a member of a controlled group of organizations, within the meaning of Sections 414(b), (c),
(m), or (o) of the Code. Further, there have never been any leased employees, within the meaning of Section 414(n) of the Code, who perform services for Seller.

         (h) Seller has not at any time maintained or contributed to a defined benefit pension plan (as defined in Section 3(35) of ERISA) or to any other Employee Benefit Plan that is subject to Section 302 of ERISA or Section 412 of the Code or Title IV of ERISA.

         (i) Seller, its active, inactive and terminated Employee Benefit Plans, and fiduciaries of such Employee Benefit Plans have complied in all respect with ERISA, the Code and the regulations thereunder and all other applicable federal or state statutes or regulations. Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code so qualifies and each trust forming a part of any such Plan is exempt from taxation under Section 501 (a) of the Code. No "reportable event" (within the meaning of Section 4043 of ERISA), nor any "prohibited transaction" (within the meaning of Section 406 or 407 or ERISA or Section 4975 of the Code), has occurred with respect to any Employee Benefit Plan, and Seller has not incurred any liability for any tax imposed under
Section 4971 through 4980B of the Code or civil liability under Sections 502(i) or (1) of ERISA.

         (j) For notices and payments related to events occurring on, before, or after the Closing Date, Seller shall be responsible for any notices required to be given to employees pursuant to the Worker Adjustment and Retraining Notification Act ("WARN"), the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), and Section 402(f) of the Code ("Rollover Notice"), and for any payments or benefits required pursuant to such laws or on account of violation of any requirement of such laws.

         (k) Each Employee Benefit Plan may be amended or terminated by Seller in any manner and at any time without the consent of any person covered by such Plan and without any further liability for benefits that may be accrued or expenses that may be incurred after the date of such termination or amendment, other than benefits that may be required under the terms of such Plan or benefits required under Part 6 of Title I of ERISA or Section 4980B of the Code.

         Section 3.25. Year 2000. Seller believes that its products are Year 2000 Compliant, but Seller has taken no steps to determine whether its products are Year 2000 Complaint or whether any of its hardware or software systems are Year 2000 Compliant. Seller has not developed any contingency plans for the operation of its business in the event that any of its systems which are mission critical to the operation of Seller's business are not Year 2000 Compliant. For the purposes of this Section 3.25, "Year 2000 Compliant" shall mean the ability of any of Seller's systems to record, store, process, calculate and present calendar dates falling on or after January 1, 2000 and the ability of any of Seller's systems to calculate any information dependent on or relating to such dates in the same manner and with the same functionality, data integrity and performance as such computer systems record, store, process, calculate and present calendar dates on or before December 31, 1999.

         Section 3.26. Necessary Consents. Except as set forth on Schedule 3.26, no third party has the right, by contract or otherwise, to approve or disapprove of any of the transactions contemplated hereby, including, without limitation, the assignment of any contract or agreement hereunder.

         Section 3.27. Brokers' Commissions. No broker, finder, investment banker or financial advisory firm, or any other person or entity is entitled to receive any brokerage, finder's or other fee or commission or transaction fee as a result of the execution of this Agreement or the consummation of any of the transactions contemplated herein.

         Section 3.28. Securities.

         (a) All of the members of the Board of Directors of Seller represent, are employed by, or are otherwise affiliated with, entities which are engaged in the business of purchasing interests in or otherwise investing in securities of entities such as Seller and Purchaser. Accordingly, Seller, either alone or together with its purchaser representative(s), has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective ownership of the Shares.

         (b) Seller acknowledges that it has had an opportunity to ask questions of and receive answers from Purchaser regarding the business properties, prospects, and financial condition of the Purchaser and to obtain additional information (to the extent the Purchaser possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to Seller or to which Seller had access. Seller acknowledges that the acquisition of the Shares represents a speculative investment, involving a high degree of risk. Seller acknowledges that it has had sufficient opportunity to read and understand the Purchaser's Confidential Private Placement Memorandum, dated as of August 11, 1999, prior to executing this Agreement and consummating the transactions set forth herein.

         (c) Seller acknowledges that Shares have not been registered with the Securities and Exchange Commission under the Securities Act of 1933 ("1933 Act") or under state securities laws and that the Securities are being delivered and sold pursuant to an exemption from registration under the 1933 Act and applicable exemptions under state securities laws and agrees that the Shares cannot be sold or otherwise transferred unless registered under federal and state securities laws or unless an exemption from registration is available under the federal and state securities laws and will bear a legend to that effect to such effect:

         THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR APPLICABLE STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

         (d) Seller represents that it is acquiring the Shares for its own account, for investment, and not with a view to the transfer, resale or distribution of all or of any part thereof, and Seller has no present intention of selling, transferring, granting any participation in, or otherwise distributing the Shares (either directly or to its shareholders).

         (e) Seller has its principal office at the address specified in Section
8.6 of this Agreement, and will be the beneficial owner of the Shares standing in its name.

         (f) Seller acknowledges that certain other persons have been issued rights to acquire the Common Stock of the Purchaser and that the Purchaser may issue other such rights and may sell additional shares of its Common Stock and Preferred Stock, as a result of which the ownership interest of Seller in the Purchaser will be diluted.

         Section 3.29. Accuracy of Information. No representation, statement or information made or furnished by Seller to the Purchaser contained in this Agreement and the various schedules attached hereto, nor any representation, statement or information relating to material historical factual information concerning Seller previously furnished by Seller to the Purchaser which is not superseded by a similar representation or statement contained in this Agreement and the various schedules attached hereto, contains any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein, in light of the circumstances in which they were made, not misleading.

         Section 3.30. Disclosure. Seller is not aware of any fact relating to the business, affairs, operation, condition or prospects of Seller that materially adversely affects the same and that has not been set forth in this agreement or otherwise disclosed in writing to the Purchaser in connection with this transaction.

         Section 3.31. Survival of Representations and Warranties. Notwithstanding any investigation at any time made by or on behalf of the Purchaser, the representations and warranties of Seller contained herein shall survive the execution and delivery of this Agreement and the purchase of the Purchased Assets.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         In order to induce Seller to enter into this Agreement and to consummate the transactions contemplated hereunder, the Purchaser makes the following representations and warranties:

         Section 4.1. Organization; Power and Authority of the Purchaser. The Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

         Section 4.2. Due Authorization; Binding Obligation. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and is a valid and binding obligation of the Purchaser, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) conflict with or violate any provision of the certificate of incorporation or bylaws of the Purchaser, or of any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against the Purchaser; or (ii) result in any breach of or default under any mortgage, contract, agreement, indenture, will, trust or other instrument which is either binding upon or enforceable against the Purchaser.

         Section 4.3. Brokers' Commissions. No broker, finder or investment banker is entitled to receive any brokerage, finder's or other fee or commission from the Purchaser as a result of the execution of this Agreement or the consummation of any of the transactions contemplated herein.

         Section 4.4. Authorized Stock. The Shares being sold and purchased hereunder have been duly and validly authorized, will be validly issued, fully paid and nonassessable after issuance and sale to Seller pursuant to this Agreement and will be free of any liens or encumbrances (except for those contemplated by this Agreement) created by or as the result of action by Purchaser.

         Section 4.5. Accuracy of Information. None of the information concerning the Purchaser set forth in that certain Confidential Private Placement Memorandum of the Purchaser dated August 11, 1999 contains any untrue statement of a material fact or omits to state any material fact necessary to make the information contained therein, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE V
                        CLOSING AND CONDITIONS TO CLOSING

         Section 5.1. Deliveries by Seller at Closing. At the Closing Seller shall deliver copies of each of the following documents to Purchaser:

         (a) a certified copy of the resolutions of Seller's Board of Directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

         (b) a certified copy of the resolutions of the shareholders of Seller approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

         (c) a duly executed bill of sale for the Purchased Assets, a copy of which is attached hereto as Exhibit B;

         (d) the Stock Pledge Agreement (the "Pledge Agreement"), executed by Seller, and stock powers duly executed in blank, appointing the Purchaser as agent for Seller to transfer the Shares to the Purchaser pursuant to the terms and conditions of the Pledge Agreement and this Agreement;

         (e) duly executed Assignments of Registration for the trademarks;

         (f) a duly executed Assignment for the patent application;

         (g) a duly executed Assignment of the copyrights;

         (h) duly executed assignments of the domain names

         (i) a Certificate of Good Standing from Delaware and each state in which Seller is registered to do business as a foreign corporation;

         (j) an opinion of counsel from attorneys for Seller in a form satisfactory to counsel for Purchaser;

         (k) a duly executed and acknowledged Certificate of Amendment to the Certificate of Incorporation of Purchaser and such other documents which may be required to change the corporate name to a new name which does not incorporate the name "Datamatix" or words similar thereto and which will not suggest, directly or indirectly, that Seller retains any interest in Seller's Assets;

         (l) the assents of the State of Connecticut and Fairfax County to the assignment to Purchaser of their contracts with Seller or evidence satisfactory to Purchaser that such parties have agreed to assign such contracts to Seller;

         (n) a certificate from the Department of Revenue showing that all Pennsylvania state tax reports have been filed and all state taxes, unemployment compensation contributions paid to the date of the proposed transfer;

         (o) an assignment and assumption agreement for the ChuRoad Associates Lease; and

         (p) a release or assent from Ben Franklin Technology Center of Southeastern Pennsylvania as to the transfer of the Purchased Assets from Seller to Purchaser.

         Section 5.4. Deliveries by Purchaser. At Closing, the Purchaser shall deliver copies of each of the following documents:

         (m) to Seller, a certified copy of the resolutions of Purchaser's Board of Directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

         (n) to Seller, a certificate of Good Standing from the State of Delaware;

         (o) to Seller, a duly executed Pledge Agreement; and

         (p) to the escrow agent under the Pledge Agreement, a duly executed Stock Certificate for 329,632 shares which shall be issued in the name of the Purchaser (the "Pledged Shares").

                                   ARTICLE VI
                        CERTAIN ACTIONS AFTER THE CLOSING

         Section 6.1. Purchaser to Act as Agent for Seller. This Agreement shall not constitute an agreement to assign any claim, contract, license, lease, commitment, sales order or purchase order if any attempted assignment of the same without the consent of the other party thereto would constitute a breach thereof or in any way affect the rights of Seller thereunder. If such consent is not obtained or if any attempted assignment would be ineffective or would affect Seller's rights thereunder so that the Purchaser would not in fact receive all such rights, then, subject to the terms and conditions of Section 6.4 hereof, the Purchaser shall act as the agent for Seller in order to obtain for the Purchaser the benefits thereunder. In the event that the Purchaser is unable to secure the consent of any lessor of a Purchased Leasehold Right to the assignment of such rights to the Purchaser, Purchaser shall return the related equipment in the same condition as of the date of Closing and thereafter Seller shall resume liability for all payments due and owing pursuant to such lease.

         Section 6.2. Novation/Assignment of Transferred Contracts; Subcontracting.

         (a) Upon Closing, the Purchaser shall initiate with the responsible government or corporate officials the applicable documentation to novate or assign to the Purchaser the contracts listed on Schedule 6.2 hereto (the "Transferred Contracts"). The Seller shall provide all necessary support to the Purchaser to facilitate the proposed novation or assignment.

         (b) Both parties agree that until a novation or assignment is approved by the contractual clients, and subject to the provisions of subsections 6.2(d) and (e) below, the Purchaser shall perform all work under the Transferred Contracts as an agent of or a subcontractor to Seller. Seller shall not "mark-up" invoices of the Purchaser or add additional costs or fees in processing the Purchaser's invoices for payment by the customer, except for previously approved reasonable out-of-pocket expenses that Seller incurs and which Purchaser agrees to reimburse to Seller upon receipt of invoice and supporting documentation.

         (c) In the event a novation or assignment is not approved by the client, the parties shall continue to perform in accordance with paragraph (b) above, until the Transferred Contracts expire.

         (d) To the extent permitted prior to contract novation or assignment, operational management of each Transferred Contract shall transfer to the Purchaser concurrent with the Closing. Operational management includes, but is not limited to: the Purchaser performing the duties of interfacing with clients; managing the development and submission of deliverables, reports, and invoices; preparing and negotiating task plans; and assignment of staff.

         (e) Responsibility for all matters related to performance of each Transferred Contract prior to the Closing shall permanently remain with Seller.

         Section 6.3. Delivery of Property Received by Seller After Closing. From and after the Closing the Purchaser shall have the right and authority to collect, for the account of the Purchaser, all Purchased Receivables and other items which shall be transferred or are intended to be transferred to Purchaser as part of the Purchased Assets as provided in this Agreement, and to endorse with the name of Seller any checks or drafts received on account of any such receivables or other items of the Purchased Assets. Seller hereby agrees that it will transfer or deliver to the Purchaser, promptly after the receipt thereof, any cash or other property which Seller receives after the date hereof in respect of any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, receivables of any character or any other items transferred or intended to be transferred to Purchaser as part of the Purchased Assets under this Agreement.

         Section 6.4. Purchaser Appointed Attorney for Seller. Effective as of the date hereof Seller hereby constitutes and appoints the Purchaser, its successors and assigns, the true and lawful attorney of Seller in the name of either the Purchaser or Seller (as the Purchaser shall determine in its sole discretion) but for the benefit and at the expense of the Purchaser (except as otherwise herein provided), (i) to institute and prosecute all proceedings which the Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets as provided for in this Agreement; (ii) to defend or compromise any and all actions, suits or proceedings in respect of any of the Purchased Assets, and to do all such acts and things in relation thereto as the Purchaser shall deem advisable; and (iii) to take all action which the Purchaser may reasonably deem proper in order to provide for the Purchaser the benefits under any of the Purchased Assets where any required consent of another party to the sale or assignment thereof to the Purchaser pursuant to this Agreement shall not have been obtained. Seller hereby acknowledges that the foregoing powers are coupled with an interest and shall be irrevocable. The Purchaser shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

         Section 6.5. Execution of Further Documents. From and after the Closing, upon the reasonable request of the Purchaser, Seller shall execute, acknowledge and deliver all such further acts, deeds, bills of sale, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required to convey and transfer to and vest in the Purchaser and protect its right, title and interest in all of the Purchased Assets, and as may be appropriate otherwise to carry out the transactions contemplated by this Agreement.

         Section 6.6. Proprietary Information. Seller recognizes and acknowledges that it or he has received, developed, or otherwise acquired Proprietary Information, as defined herein. Except as authorized by the Purchaser, Seller agrees to hold in strict confidence and not to disclose to any third party or use for its own benefit or for the benefit of any other party, directly or indirectly, any Proprietary Information of Seller whether verbal, written, or in any other medium. For purposes of this agreement, Proprietary Information shall mean any corporate, technical, business or financial information of Seller which is of a secret or confidential nature, including, without limitation, any inventions, ideas, technical data, devices, methods, strategies or tactics employed on behalf of clients, improvements, products, product specifications, services, processes, procedures, formulae, tools, machinery, apparatus, prices, proposals, bid rates, discounts, manufacturing costs, computer and information systems (including software, which shall encompass, without limitation, source code, object code, documentation, diagrams and flow charts), unpublished works of any nature (whether or not copyrightable), future plans, policies, and all other information and knowledge in whatever form used in management, engineering, manufacturing, marketing, purchasing, finance, operations, or otherwise, concerning the business of Seller. The restrictions herein shall not apply to any information that is or later falls within the public domain, provided that Seller was not responsible for such information entering the public domain.

         Section 6.7. Covenant Not-to-Compete. In consideration of the Purchasers consummating the transactions set forth in this Agreement, Seller hereby agrees that for a period of two (2) years after the date hereof, it will not (without the affirmative resolution of the Board of Directors or the President of the Purchaser) personally or through any business (as an owner, or as director, officer, employee or in any other capacity calling for the rendition of acts of management or control) engage in any business in competition with the business of Seller as of the date hereof.

         Section 6.8. Injunctive Relief; Reformation.

         (a) Seller recognizes that a breach by it, its agents, or employees of the provisions of Section 6.6 or 6.7 hereof would cause the Purchaser irreparable injury and damage which cannot be reasonably or adequately compensated by damages at law. Seller, therefore, expressly agrees that the Purchaser shall be entitled to injunctive and/or other equitable relief to prevent a breach of such sections in addition to any other remedies legally available to it. No bond or other security shall be required in obtaining such equitable relief, and Seller hereby consents to the issuance of such injunction and to the ordering of specific performance.

         (b) In the event that any of the provisions of Sections 6.6 or 6.7 should ever be deemed to exceed the temporal, geographic or occupational limitations permitted by applicable laws, then such provision(s) shall be and hereby are reformed to the maximum temporal, geographic or occupational limitations permitted by law.

         Section 6.9 . Termination of Employee Benefit Plans. Except with respect to any Employee Benefit Plan that is expressly assumed by the Purchaser as an Assumed Liability under Section 2.2 of this Agreement, the Seller shall terminate all Employee Benefits Plans as soon as possible, but no later than December 31, 1999, in accordance with all oral and written contract terms and all laws, rules, and regulations, including, without limitation, ERISA and the Code.

         Section 6.10. Access to Records. Seller shall provide Purchaser with unrestricted access to and/or copies of all of accounting and other business records of Seller necessary for Seller to wind up its affairs.

         Section 6.11. Process Bank Loan. Seller and Purchaser are entering into an Assignment, Assumption and Amendment Agreement with Progress Bank ("Progress"), under which Seller is assigning to Purchaser all of its rights, title and interests in and to the Business Loan Agreement, dated February 18, 1998, between Seller and Progress (the "Progress Loan Agreement") and its related line of credit with Progress (the "Progress Loan"), Purchaser is agreeing to assume all of the payment, performance and other obligations of Seller thereunder and Progress is consenting to the transactions contemplated by this Agreement. Purchaser agrees that (i) on or before October 31, 1999, Purchaser shall either (a) pay the Progress Loan in full or (b) use its best efforts to cause Seller, without any payment or posting of collateral by Seller, to be released from any and all obligations under the Progress Loan Agreement; and (ii) it will not agree to or enter into any agreement or amendment to the Progress Loan Agreement which could be interpreted to impose upon or have the effect of imposing upon Seller any additional obligation or duty (payment or otherwise) with respect to the Progress Loan unless as part of such agreement or amendment Seller is released in full from any and all obligations it may have under the Progress Loan Agreement.

                                  ARTICLE VII
                                 INDEMNIFICATION

         Section 7.1. Survival. All representations, warranties and covenants contained in this Agreement, including those contained in the exhibits, schedules and other documents delivered pursuant to this Agreement, shall survive the execution and delivery of this Agreement.

         Section 7.2. Agreement by Seller to Indemnify.

         (a) Seller shall indemnify, defend and hold the Purchaser harmless in respect of the aggregate of all Indemnifiable Damages of the Purchaser. For the purposes of this Section 7.2, "Indemnifiable Damages" means the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including related counsel fees and expenses) incurred or suffered by the Purchaser resulting from (i) any inaccurate representation or warranty made by Seller in or pursuant to Article III hereof, (ii) any default in the performance of any of the covenants or agreements made by Seller in this Agreement, (iii) the failure of Seller to pay, discharge or perform any liability or obligation of Seller which is not expressly assumed by the Purchaser pursuant to this Agreement or resulting from any dispute concerning any such liability or obligation, (iv) any act or failure to act of Seller prior to the date hereof,
(v) any violation of the 1933 Act or applicable state securities laws as a result of any sale or distribution by Seller in violation of the 1933 Act or any state securities laws, (vi) any liability arising under any Employee Benefit Plan, (vii) any inability of Purchaser to collect at least fifty percent (50%) of the accounts receivable listed on Schedule 1.1(b) within sixty (60) days after the date of this Agreement, or (viii) any claims that may be asserted against Purchaser under bulk sales law provisions, including but not limited to taxes imposed under 72 P.S. Section 1403 and 69 P.S. Section 529. Without limiting the generality of the foregoing, with respect to the measurement of Indemnifiable Damages, the Purchaser shall have the right to be put in the same financial position as it would have been in had each of the representations and warranties of Seller been true and correct, had each of the covenants of the Seller been performed in full, or if no claim had been filed.

         (b) In the even that any software developed by Seller is not Year 2000 Compliant and such failure to be Year 2000 Compliant renders such software incapable of performing any material function, Seller agrees to indemnify Purchaser for such losses, costs and damages (including lost revenue) incurred or suffered by Purchaser as a result of such failure; provided however, that the maximum amount of losses, costs and damages to be paid by Seller pursuant to this Section 7.2(b) shall not exceed $250,000.

         Section 7.3. Agreements by the Purchaser to Indemnify. The Purchaser agrees to indemnify and hold Seller harmless in respect of the aggregate of all Indemnifiable Damages of Seller. For the purposes of this Section 7.3, "Indemnifiable Damages" of Seller means the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including related counsel fees and expenses) incurred or suffered by Seller resulting from any inaccurate representation or warranty made by the Purchaser in Article IV hereof or resulting from any default in the performance of any of the covenants or agreements made by the Purchaser in this Agreement. Without limiting the generality of the foregoing, with respect to the measurement of Indemnifiable Damages, Seller shall have the right to be put in the same financial position as it or he would have been in had each of the representations and warranties of the Purchaser been true and correct and had each of the covenants of the Purchaser been performed in full.

         Section 7.4. Limitations on Indemnification. Buyer shall not be required to make any payment for Indemnifiable Damages unless the amount of damages suffered by Seller, together with all claims asserted therewith or previously asserted under this Section 7 by Seller, shall exceed $20,000 (the "Basket Amount"). Notwithstanding the preceding sentence, in the event Purchaser is entitled to indemnification pursuant to Section 7.2 hereof and the Assumed Liabilities plus the Basket Amount would collectively exceed $800,000, then the Basket Amount available to Purchaser shall be reduced to an amount equal to $800,000 minus the amount of the Assumed Liabilities. In the event that either Purchaser or Seller is able to completely satisfy any Assumed Liability outstanding as of the date hereof for an amount less than the stated amount of such Assumed Liability as of the date hereof, then, solely for the purposes of calculation of the amount of the Basket Amount pursuant to this Section 7.4, the total amount of Assumed Liabilities shall be reduced proportionately.

         Section 7.5. Remedies.

         (a) Each party agrees to use its best efforts to provide prompt written notice to the other of each claim for Indemnifiable Damages which it believes it has suffered; provided, however, that no delay in the giving of such notice which does not effect the defense or amount of Indemnifiable Damages shall affect the rights of the Indemnified Party to recover Indemnifiable Damages hereunder.

         (b) In the event of any claim or demand asserted against the indemnified party by a third party upon which the indemnified party may claim indemnification, the indemnifying party shall give written notice to the indemnified party within 15 days after receipt of notice from the indemnified party indicating whether the indemnifying party intends to assume the defense of such claim or demand. Notwithstanding such assumption, the indemnified party shall have the right to participate in such defense, by written notice given tot he indemnifying party within 15 days from the date of the indemnifying party's notice, provided that such participation shall be at the expense of the indemnified party unless there is a conflict of interest between the indemnified party of the indemnifying party, in which case the cost of such participation (including attorney's fees for counsel selected by the indemnified party) shall be reimbursed by the indemnifying party. If the indemnifying party assumes the defense and the indemnified party elects not to participate, the indemnifying party shall have the right fully to control and to settle the proceeding. If the indemnified party elects to participate in such defense, the parties shall cooperate in the defense o f the proceeding and shall not settle the same without the consent of each, which consent shall not be unreasonably withheld or delayed. If the indemnifying party elects not to assume the defense, the indemnified party shall have the right to do so (at the expense of the indemnifying party);provided, however, that the indemnified party may not settle the same without the consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

         (c) In the event Purchaser is entitled to any Indemnifiable Damages or damages pursuant to, Section 7.2(b) hereof (collectively "Damages"), Purchaser shall first look to the Pledged Shares for payment of any such Damages. For the purposes of this Agreement, "Pledged Shares" shall mean those shares which are subject to that certain Stock Pledge Agreement to be executed at the Closing. The number of shares to be returned to the Purchaser as payment of such Damages shall be determined by dividing the amount of such Damages by the value of one share of the common stock of the Purchaser as of the date of payment of such Damages. In the event that, at any time, there does not remain subject to the Pledge Agreement such number of Pledged Shares having a Value equal to or greater than the amount of any Indemnifiable Damages owed to Purchaser by Seller then the Purchaser shall have the right to proceed against Seller for such Indemnifiable Damages in excess of the Pledged Shares.

                                  ARTICLE VIII
                                  MISCELLANEOUS

         Section 8.1. Amendment and Modification. The parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

         Section 8.2. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives.

         Section 8.3. Entire Agreement. This instrument and the exhibits and schedules attached hereto contain the entire agreement of the parties hereto with respect to the purchase of the Purchased Assets and the other transactions contemplated herein, and supersede all prior understandings and agreements of the parties with respect to the subject matter hereof. Any reference herein to this Agreement shall be deemed to include the schedules and exhibits attached hereto.

         Section 8.4. Headings. The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         Section 8.5. Execution in Counterpart. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

         Section 8.6. Notices. Any notice, request, information or other document to be given hereunder to any of the parties by any other party shall be in writing and delivered personally or sent by prepaid overnight express courier, addressed as follows:

If to Seller, to it at:       215 West Church Road
                              King of Prussia, PA 19406
                              Attn: William Browne

with a copy to:               Obermayer Rebmann Maxwell & Hippel LLP
                              One Penn Center, 1617 JFK Boulevard
                              Philadelphia, PA 19103
                              Attn: John Ehlinger, Esq.

If to Purchaser, to it at:    11180 Sunrise Valley Drive
                              Reston, Virginia 20191
                              Attn:  Tony Bansal

with a copy to:               Koltun & King, P.C.
                              1615 L Street, N. W., Suite 400
                              Washington, D.C. 20036
                              Attn:  Susan J. King, Esq.

Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice. Any notice delivered personally shall be deemed to have been given on the date it is so delivered, and any notice delivered by overnight courier shall be deemed to have been given on the date it is received.

         Section 8.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia applicable to contracts made and to be performed therein.

         Section 8.8. Further Representations. Each party acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representations or statements made by the other party as to such tax consequences.







                            [signatures on next page]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

DIGITAL COMMERCE CORPORATION                DATAMATIX, INC.


  /s/ Tony Bansal                            /s/ William A. Browne
-----------------------------               ------------------------------------
Tony Bansal, President                      William A. Browne, Vice President




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